HEI Exhibit 10.1

FORM OF INDEMNITY AGREEMENT

This Indemnity Agreement (“Agreement”) is made as of                         , 20    , by and between Hawaiian Electric Industries, Inc., a Hawaii corporation (“Company”), and                                          (“Indemnitee”), an officer and/or director of the Company.

Recitals

A.            Indemnitee is currently serving as an officer and/or director of the Company and in such capacity has rendered valuable services to the Company.

B.            Section 414-250 of the Hawaii Business Corporation Act provides that indemnification by a Hawaii corporation of directors, officers and others which is authorized by that section shall not be exclusive of any other right to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, and paragraph (f) of Article Twelfth of the Company’s Articles of Incorporation provides that the right to indemnification as provided in Article Twelfth shall not be exclusive of any other right to which those seeking indemnification or those indemnified may be entitled.

C.            The above statutory provision and the above provision of the Articles of Incorporation of the Company specifically provide that they are not exclusive and thereby contemplate that agreements may be entered into between the Company and directors and officers of the Company with respect to indemnification.

D.            In order to induce experienced and capable persons such as Indemnitee to serve, or continue to serve, as an officer and/or director of the Company, the Board of Directors has determined, after due consideration and investigation of the terms and provisions of this Agreement and the various other options available to the Company and Indemnitee in lieu hereof, that this Agreement is reasonable and prudent and necessary and appropriate to promote and ensure the best interests of the Company and its shareholders.

NOW, THEREFORE, in consideration of the premises and the services of Indemnitee and in order to induce Indemnitee to serve, or continue to serve, as an officer and/or director of the Company, the Company and Indemnitee do hereby agree as follows:

1.             Definitions.  As used in this Agreement:

(a)           “Assessed Amounts” include, without limitation, the amount of any judgments, fines, penalties, ERISA excise taxes or other amounts of any nature whatsoever assessed or levied against Indemnitee in, arising out of or otherwise with respect to any Proceeding.  The term “Assessed Amounts” does not include Expenses.

(b)           “Expenses” include, without limitation, all expenses of any nature in connection with any Proceeding, attorneys’ fees, disbursements and retainers, accounting and witness fees, travel and deposition costs, expenses of investigations, judicial or administrative proceedings and appeals, amounts paid in settlement by or on behalf of Indemnitee, and any expenses of establishing a right to indemnification, pursuant to this Agreement or otherwise, including reasonable compensation for time spent by Indemnitee in connection with the investigation, defense or appeal of a Proceeding or action for indemnification for which Indemnitee is not otherwise compensated by the Company or any third party.  The term “Expenses” does not include Assessed Amounts.

(c)           “Proceeding” includes, without limitation, any threatened, pending or completed action, suit or proceeding, formal or informal, whether brought in the name of the Company or otherwise and whether of a civil, criminal or administrative or investigative nature, and includes all appeals, by reason of the fact that Indemnitee is or was an officer and/or director of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another enterprise, whether or not Indemnitee is serving in such capacity at the time any liability or expense is incurred for which indemnification or reimbursement is to be provided under this Agreement.

2.             Indemnification.  Subject only to the exceptions provided for in Section 6 of this Agreement, the Company shall indemnify Indemnitee if Indemnitee is a party to or threatened to be made a party to or is involved in any Proceeding as a witness or participant or is otherwise involved in any Proceeding, including a Proceeding by or in the name of the Company to procure a judgment in its favor, by reason of the fact that Indemnitee is or was an officer and/or director of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent of another enterprise) against all Expenses and Assessed Amounts actually and reasonably incurred by Indemnitee in connection with any such Proceeding, including, without limitation, the defense or settlement of any such Proceeding; provided that any settlement of a Proceeding (other than a Proceeding by or in the name of the Company to procure a judgment in its favor) be approved in writing by the Company.

3.             Advances of Expenses.  The Expenses incurred by Indemnitee in any Proceeding shall be paid promptly by the Company in advance of the final disposition of the Proceeding at the written request of Indemnitee; provided that Indemnitee shall undertake in writing to repay any such advances if a final judgment or other final adjudication by a court having jurisdiction in the matter shall determine that Indemnitee is not entitled to indemnification under this Agreement.

4.             Partial Indemnification.  If a final judgment or other final adjudication by a court having jurisdiction in the matter shall determine that Indemnitee is entitled under this Agreement to indemnification by the Company for only a portion of the Expenses or Assessed Amounts actually and reasonably incurred by Indemnitee in any Proceeding but not, however, for the total amount of Indemnitee’s Expenses or Assessed Amounts, the Company shall indemnify Indemnitee for the portion of Expenses or Assessed Amounts to which Indemnitee is entitled.

5.             Indemnification Procedure.

(a)           Promptly after receipt by Indemnitee of notice of the commencement of any Proceeding, Indemnitee shall, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement thereof in writing;

provided, however, that the failure to give such notice shall not constitute a waiver of any right of Indemnitee (1) to any advance or indemnification hereunder except to the extent that the Company may be prejudiced by the failure of Indemnitee to give such notice, but then only to the extent of such prejudice, or (2) to release the Company from any obligation to indemnify Indemnitee which the Company may otherwise have to Indemnitee.  The Indemnitee shall give the Company such information and cooperation as the Company may reasonably require and as shall be within the Indemnitee’s power.

(b)           If a claim for indemnification or advances under this Agreement is not paid by the Company within 30 days of receipt of written notice, the rights provided by this Agreement shall be enforceable by Indemnitee in any court of competent jurisdiction in the State of Hawaii.  The Company shall have the burden of proving by clear and convincing evidence that Indemnitee is not entitled to indemnification or advances under the Agreement.

(c)           Indemnitee’s Expenses incurred in connection with any Proceeding concerning Indemnitee’s right to indemnification or advances in whole or in part pursuant to this Agreement shall also be indemnified by the Company regardless of the outcome of such a Proceeding.

(d)           With respect to any Proceeding for which indemnification is requested, the Company will be entitled to participate therein at its own expense and, except as otherwise provided herein, to the extent that it may wish, the Company may assume the defense thereof, with counsel selected by the Company and approved by the Indemnitee, which approval shall not be unreasonably withheld.  After notice from the Company to Indemnitee of its election to assume the defense of a Proceeding, the Company will not be liable to Indemnitee under this Agreement for any Expense subsequently incurred by Indemnitee in connection with the defense thereof, except as otherwise provided herein.  Indemnitee shall have the right to employ Indemnitee’s own counsel in any Proceeding, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense of the Proceeding shall be at the expense of Indemnitee, unless (i) the employment of counsel by Indemnitee has been authorized by the Company, (ii) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of the defense of a Proceeding, or (iii) the Company shall not in fact have employed counsel to assume the defense of a Proceeding, in each of which cases the fees and expenses of Indemnitee’s counsel shall be advanced by the Company.  The Company shall not be entitled to assume the defense of any Proceeding brought by or on behalf of the Company or as to which Indemnitee has reasonably concluded that there may be a conflict of interest between the Company and Indemnitee.

6.             Exceptions to Indemnification.  The Company shall not be liable under this Agreement to pay any amount or otherwise be obligated under this Agreement:

(a)           To indemnify or advance funds to Indemnitee for Expenses with respect to Proceedings initiated or brought voluntarily by Indemnitee and not by way of defense, except with respect to Proceedings brought to establish or enforce a right to indemnification under this Agreement, but such indemnification or advancement of Expenses may be provided by the Company in specific cases if the Board of Directors of the Company determines it to be appropriate;

(b)           To indemnify Indemnitee for any Expenses or Assessed Amounts in any Proceeding for which payment is actually made to Indemnitee under a valid and collectible insurance policy, except in respect of any excess beyond the amount of payment under such insurance policy;

(c)           To indemnify Indemnitee for any Expenses or Assessed Amounts in any Proceeding to the extent Indemnitee has otherwise actually received payment (under an insurance policy or otherwise) of amounts otherwise indemnified or payable hereunder;

(d)           To indemnify Indemnitee for any Expenses or Assessed Amounts in any Proceeding for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, the rules and regulations promulgated thereunder and amendments thereto or similar provisions of any federal or state statute;

(e)           To indemnify Indemnitee for any Expenses or Assessed Amounts in any Proceeding on account of Indemnitee’s conduct which is determined by a final judgment or other final adjudication by a court having jurisdiction in the matter to have been knowingly fraudulent, deliberately dishonest or a result of willful misconduct; or

(f)            If a final judgment or other final adjudication by a court having jurisdiction in the matter finally determines that indemnification hereunder is not permitted by law.

7.             Subrogation.  In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

8.             Indemnification Not Exclusive; Additional Indemnification.  The indemnification provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may be entitled under the Articles of Incorporation, By-Laws, any agreement, vote of shareholders or disinterested directors, provision of Hawaii law, or otherwise, both as to action in Indemnitee’s official capacity and as to action in another capacity on behalf of the Company while holding such office.

Notwithstanding any other provision of this Agreement, the Company agrees to indemnify the Indemnitee to the fullest extent permitted by law notwithstanding that such indemnification is not specifically authorized by the other provisions of this Agreement, the Company’s Articles of Incorporation, the Company’s By-Laws or by statute.  In the event of any changes after the date of this Agreement in any applicable law, statute or rule which expand the right of a Hawaii corporation to indemnify its directors or officers or other person serving in a capacity set forth in Section 2, the Indemnitee’s rights and the Company’s obligations under this Agreement shall be expanded to the full extent permitted by such changes.  In the event of any changes in any applicable law, statute or rule which narrow the right of a Hawaii corporation to indemnify a director or officer or other person serving in any capacity as provided in Section 2, such changes to the extent not otherwise required by such law, statute or rule to be applied to this Agreement shall have no effect on this Agreement or the parties’ rights and obligations hereunder.

9.             Consent to Jurisdiction.  The Company and the Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Hawaii for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be brought only in a state court of the State of Hawaii.

10.          Successors and Assigns.  This Agreement shall be binding upon, and shall inure to the benefit of Indemnitee and Indemnitee’s heirs, executors, administrators and assigns, whether or not Indemnitee has ceased to be a director or officer, and the Company and its successors and assigns.

11.          Severability.  Each and every provision of this Agreement is separate and distinct so that, if any provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof.  To the extent required, any provision of this Agreement may be modified by a court having jurisdiction of the matter to preserve its validity and to provide Indemnitee with the broadest possible indemnification permitted under Hawaii law.

12.          Savings Clause.  If this Agreement or any provision hereof is invalidated on any ground by any court having jurisdiction of the matter, the Company shall nevertheless indemnify Indemnitee as to any Expenses and Assessed Amounts incurred with respect to any Proceeding to the full extent permitted by any applicable provision of this Agreement that has not been invalidated or by any other applicable provision of Hawaii law.

13.          Interpretation; Governing Law.  Headings in this Agreement are for convenience only and shall not be used in construing meaning.  This Agreement shall be governed and interpreted in accordance with the laws of the State of Hawaii.  It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to the Indemnitee to the fullest extent permitted by law.

14.          Amendments.  No amendment, waiver, modification, termination or cancellation of this Agreement shall be effective unless signed by the parties against whom enforcement is sought.  The indemnification rights afforded to Indemnitee hereby are contract rights and may not be diminished, eliminated or otherwise affected by amendments to the Articles of Incorporation, By-Laws or by other agreements, including insurance policies.

IN WITNESS WHEREOF, the parties have executed this Indemnity Agreement as of the date first written above.

INDEMNITEE

HAWAIIAN ELECTRIC INDUSTRIES, INC.

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